Exhibit 99.1

ABM REPORTS FISCAL SECOND QUARTER 2025 RESULTS

•
Revenue up 4.6% to $2.1 billion, with organic growth contributing 3.8%
•
Business & Industry and Manufacturing & Distribution return to organic revenue growth
•
Net income of $42.2 million and earnings per diluted share of $0.67, versus $43.8 million and $0.69 in the prior year, respectively
•
Adjusted net income of $54.1 million and adjusted earnings per diluted share of $0.86, versus $52.3 million, or $0.82 in the prior year, respectively
•
Adjusted EBITDA of $125.9 million versus $121.0 million in the prior year
•
Reaffirms full year adjusted EPS outlook of $3.65 to $3.80 (1)

NEW YORK, NY - June 6, 2025 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for fiscal second quarter ended April 30, 2025.

“ABM’s second quarter performance was highlighted by a return to organic revenue growth in our Business & Industry (“B&I”) segment, driven by improving conditions in our prime commercial office markets,” said Scott Salmirs, President & Chief Executive Officer. “We are also encouraged by the growth in our Manufacturing & Distribution (“M&D”) segment, driven by new business wins. We achieved 3.8% organic revenue growth, despite some unfavorable timing on certain projects in Technical Solutions (“ATS”). Additionally, we secured $1.1 billion in new bookings through the first half of the year, an 11% increase year over year, underscoring the strength of our market position, our focus on innovation, and our essential role as a resilient, non-discretionary service provider. We also produced significant sequential improvement in cash flow as we made important strides in deploying our enterprise resource planning (“ERP”) system across the B&I and M&D segments.”

Looking ahead to the second half of 2025, Mr. Salmirs added, “We remain constructive on the outlook for our core markets, particularly high-quality office buildings, manufacturing and distribution facilities, commercial aviation, and microgrids. Further, projects delayed in the second quarter are expected to be realized in the third quarter.”

Disclosure Update

After communications with the staff of the Securities and Exchange Commission, we have revised the definition of our non-GAAP financial measures—including adjusted net income, adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA margin—to no longer exclude the positive or negative impact of “prior year self-insurance adjustments”. Prior year self-insurance adjustments reflect the net changes to our self-insurance reserves for our general liability, workers’ compensation, automobile, and health insurance programs, related to claims from incidents that occurred in previous years. This definitional change has been applied to our second quarter 2025 results and retroactively to all presented periods to ensure comparability. As a result, our adjusted financial measures in the second quarter of 2024 now include unfavorable prior year self-insurance adjustments of $4.3 million, or $0.05 per diluted share, which are recorded as corporate costs. The definitional change had no impact on second quarter 2025 results.

(1) When the company provides expectations for adjusted EPS and adjusted EBITDA margin on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

Second Quarter Fiscal 2025 Results

Revenue increased 4.6% over the prior year period to $2.1 billion. This growth was driven by 3.8% organic growth and a 0.8% contribution from acquisitions. ATS and Aviation led the way, with revenue increasing 19% and 9%, respectively. ATS benefited from significantly higher microgrid revenue. B&I grew 3% supported by continued recovery in the U.S prime office space market. M&D was up 2%, reflecting both new client wins and favorable comparisons to the prior year. Education delivered growth of 1%.

Net income for the quarter was $42.2 million, or $0.67 per diluted share, compared to $43.8 million, or $0.69 per diluted share, in the prior year period. The year over year change largely reflects higher interest expense and higher transformation and integration costs, offset in part by increased segment earnings. Net income margin was 2.0% versus 2.2% in the prior year.

Adjusted net income grew to $54.1 million, or $0.86 per diluted share, compared to $52.3 million, or $0.82 per diluted share, last year. The year over year growth was primarily driven by higher segment earnings and lower corporate costs, partially offset by higher interest expense.

Adjusted EBITDA for the period increased to $125.9 million and adjusted EBITDA margin was 6.2% versus $121.0 million and 6.2%, respectively, in the prior year.

Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Net cash provided by operating activities was $32.3 million, and free cash flow was $15.2 million, compared to $117.0 million and $101.4 million, respectively in the prior year. These results primarily reflect continued elevated working capital tied to the ongoing transition to the Company’s new ERP system. Sequentially, cash flow from operations increased by $138.5 million compared to the previous quarter, highlighting progress reducing the operational friction associated with the ERP conversion. A reconciliation of net cash provided by operating activities to free cash flow can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity, Capital Structure & Share Repurchases

At the end of the second quarter, the Company’s total indebtedness stood at $1.6 billion, including $29.7 million in standby letters of credit, resulting in a total leverage ratio of 2.9X, as defined by the Company's credit facility. The Company had available liquidity of $657.8 million, including $58.7 million in cash and cash equivalents.

Quarterly Cash Dividend

After the quarter’s close, the Company’s Board of Directors declared a cash dividend of $0.265 per common share, payable on August 4, 2025, to shareholders of record on July 3, 2025. This marks the Company’s 237th consecutive quarterly cash dividend.

Outlook

The Company is reaffirming its outlook for fiscal year 2025 adjusted EPS to be in the range of $3.65 to $3.80. The projected full year adjusted EBITDA margin also remains unchanged at 6.3% to 6.5%.

This outlook does not give effect to any potential positive or negative prior year self-insurance adjustments.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for adjusted EPS in 2025 without unreasonable effort, as we believe a GAAP range would be too large and variable to be meaningful due to the uncertainty of the amount and timing of any gains or losses related to, but not limited to, items such as adjustments to contingent consideration, acquisition and integration related costs, legal costs and other settlements, as well as transformation initiative costs.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Friday, June 6, 2025, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately three hours after the webcast through June 20, 2025, and can be accessed by dialing (844) 512-2921 and then entering ID #13753708. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.abm.com

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could negatively impact our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial condition; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning (“ERP”) and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the second quarter and six months of fiscal years 2025 and 2024. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the second quarter and six months of fiscal years 2025 and 2024. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions, except per share amounts)	2025	2024	Increase / (Decrease)
Revenues	$ 2,111.7	$ 2,018.2	4.6%
Operating expenses	1,841.0	1,763.5	4.4%
Selling, general and administrative expenses	175.1	159.9	9.5%
Amortization of intangible assets	13.2	13.6	(2.5)%
Operating profit	82.3	81.3	1.2%
Income from unconsolidated affiliates	1.4	1.7	(19.4)%
Interest expense	(23.9)	(20.6)	(16.1)%
Income before income taxes	59.8	62.4	(4.3)%
Income tax provision	(17.6)	(18.7)	5.8%
Net income	$ 42.2	$ 43.8	(3.7)%
Net income per common share
Basic	$ 0.67	$ 0.69	(2.9)%
Diluted	$ 0.67	$ 0.69	(2.9)%
Weighted-average common and common equivalent shares outstanding
Basic	62.6	63.3
Diluted	62.9	63.5
Dividends declared per common share	$ 0.265	$ 0.225

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions, except per share amounts)	2025	2024	Increase / (Decrease)
Revenues	$ 4,226.6	$ 4,087.8	3.4%
Operating expenses	3,696.1	3,589.8	3.0%
Selling, general and administrative expenses	344.1	314.5	9.4%
Amortization of intangible assets	26.5	28.2	(6.1)%
Operating profit	159.9	155.4	2.9%
Income from unconsolidated affiliates	2.1	3.0	(28.1)%
Interest expense	(46.8)	(41.9)	(11.5)%
Income before income taxes	115.2	116.4	(1.0)%
Income tax provision	(29.5)	(28.0)	(5.3)%
Net income	$ 85.8	$ 88.4	(3.0)%
Net income per common share
Basic	$ 1.37	$ 1.40	(2.1)%
Diluted	$ 1.36	$ 1.39	(2.2)%
Weighted-average common and common equivalent shares outstanding
Basic	62.7	63.4
Diluted	63.1	63.7
Dividends declared per common share	$ 0.530	$ 0.450

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions)	2025	2024
Net cash provided by operating activities	$ 32.3	$ 117.0
Additions to property, plant and equipment	(17.1)	(15.6)
Other	—	0.1
Net cash used in investing activities	$ (17.1)	$ (15.5)
Proceeds from issuance of share-based compensation awards, net	1.1	0.8
Repurchases of common stock, including excise taxes	—	(23.8)
Dividends paid	(16.5)	(14.1)
Deferred financing costs paid	(8.0)	—
Borrowings from debt	338.9	255.0
Repayment of borrowings from debt	(327.0)	(313.1)
Changes in book cash overdrafts	(5.5)	(2.2)
Repayment of finance lease obligations	(1.1)	(1.0)
Net cash used in financing activities	$ (18.1)	$ (98.4)
Effect of exchange rate changes on cash and cash equivalents	2.7	(0.4)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions)	2025	2024
Net cash (used in) provided by operating activities	$ (73.9)	$ 116.9
Additions to property, plant and equipment	(33.8)	(29.1)
Purchase price adjustment for the Quality Uptime Acquisition	1.9	—
Other	0.4	0.6
Net cash used in investing activities	$ (31.6)	$ (28.6)
Taxes withheld from issuance of share-based compensation awards, net	(9.6)	(8.7)
Repurchases of common stock, including excise taxes	(21.3)	(23.8)
Dividends paid	(32.9)	(28.3)
Deferred financing costs paid	(8.0)	—
Borrowings from debt	918.8	556.0
Repayment of borrowings from debt	(700.0)	(597.3)
Changes in book cash overdrafts	(46.0)	6.0
Repayment of finance lease obligations	(2.2)	(2.0)
Net cash provided by (used in) financing activities	$ 98.7	$ (98.0)
Effect of exchange rate changes on cash and cash equivalents	1.0	0.8

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	April 30, 2025	October 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$ 58.7	$ 64.6
Trade accounts receivable	1,603.5	1,384.1
Costs incurred in excess of amounts billed	131.5	162.1
Prepaid expenses	141.7	103.2
Other current assets	78.7	74.8
Total current assets	2,014.1	1,788.7
Other investments	27.4	30.8
Property, plant and equipment	159.6	150.7
Right-of-use assets	100.4	101.2
Other intangible assets, net of accumulated amortization	256.2	282.4
Goodwill	2,576.6	2,575.9
Other noncurrent assets	176.3	167.5
Total assets	$ 5,310.7	$ 5,097.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 29.3	$ 31.6
Trade accounts payable	319.9	324.3
Accrued compensation	212.5	295.6
Accrued taxes—other than income	64.4	56.2
Deferred Revenue	53.7	63.7
Insurance claims	202.4	197.5
Income taxes payable	9.1	4.8
Current portion of lease liabilities	29.2	26.6
Other accrued liabilities	379.3	348.2
Total current liabilities	1,299.8	1,348.4
Long-term debt, net	1,521.8	1,302.2
Long-term lease liabilities	88.1	92.0
Deferred income tax liability, net	58.6	60.2
Noncurrent insurance claims	429.0	421.8
Other noncurrent liabilities	85.1	86.8
Noncurrent income taxes payable	3.8	3.8
Total liabilities	3,486.3	3,315.2
Total stockholders’ equity	1,824.4	1,781.9
Total liabilities and stockholders’ equity	$ 5,310.7	$ 5,097.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended April 30,		Increase/ (Decrease)
(in millions)	2025	2024
Revenues
Business & Industry	$ 1,015.5	$ 989.6	2.6%
Manufacturing & Distribution	398.1	388.6	2.4%
Aviation	260.1	238.2	9.2%
Education	227.8	225.6	1.0%
Technical Solutions	210.2	176.2	19.3%
Total Revenues	$ 2,111.7	$ 2,018.2	4.6%
Operating profit
Business & Industry	$ 83.0	$ 77.6	7.0%
Manufacturing & Distribution	39.9	43.6	(8.5)%
Aviation	16.5	13.1	26.2%
Education	13.8	11.5	19.4%
Technical Solutions	13.4	17.0	(20.7)%
Corporate	(82.9)	(79.7)	(4.0)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.4)	(1.7)	19.4%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.1)	—	NM*
Total operating profit	82.3	81.3	1.2%
Income from unconsolidated affiliates	1.4	1.7	(19.4)%
Interest expense	(23.9)	(20.6)	(16.1)%
Income before income taxes	59.8	62.4	(4.3)%
Income tax provision	(17.6)	(18.7)	5.8%
Net income	$ 42.2	$ 43.8	(3.7)%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Six Months Ended April 30,		Increase/ (Decrease)
(in millions)	2025	2024
Revenues
Business & Industry	$ 2,038.4	$ 2,022.8	0.8%
Manufacturing & Distribution	792.4	789.5	0.4%
Aviation	530.2	487.8	8.7%
Education	453.2	445.7	1.7%
Technical Solutions	412.4	342.1	20.5%
Total Revenues	$ 4,226.6	$ 4,087.8	3.4%
Operating profit
Business & Industry	$ 162.4	$ 157.2	3.3%
Manufacturing & Distribution	79.3	85.0	(6.7)%
Aviation	28.7	22.8	26.1%
Education	27.8	24.3	14.4%
Technical Solutions	30.0	23.5	27.6%
Corporate	(166.1)	(154.4)	(7.6)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(2.1)	(3.0)	28.1%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.1)	—	NM*
Total operating profit	159.9	155.4	2.9%
Income from unconsolidated affiliates	2.1	3.0	(28.1)%
Interest expense	(46.8)	(41.9)	(11.5)%
Income before income taxes	115.2	116.4	(1.0)%
Income tax provision	(29.5)	(28.0)	(5.3)%
Net income	$ 85.8	$ 88.4	(3.0)%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 42.2	$ 43.8	$ 85.8	$ 88.4
Items impacting comparability(a)(b)
Legal costs and other settlements	0.3	—	5.1	—
Acquisition and integration related costs(c)	3.4	2.3	6.8	3.7
Transformation initiative costs(d)	10.7	9.6	19.0	16.7
Other(e)	2.2	—	2.2	0.8
Total items impacting comparability	16.6	11.9	33.0	21.1
Income tax benefit (f)(g)	(4.7)	(3.4)	(9.4)	(6.3)
Items impacting comparability, net of taxes	11.9	8.6	23.6	14.9
Adjusted net income	$ 54.1	$ 52.3	$ 109.4	$ 103.3

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 42.2	$ 43.8	$ 85.8	$ 88.4
Items impacting comparability	16.6	11.9	33.0	21.1
Income taxes provision	17.6	18.7	29.5	28.0
Interest expense	23.9	20.6	46.8	41.9
Depreciation and amortization	25.7	26.0	51.6	52.9
Adjusted EBITDA	$ 125.9	$ 121.0	$ 246.6	$ 232.3

Net Income margin as a % of revenues	2.0%	2.2%	2.0%	2.2%

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Revenues Excluding Management Reimbursement
Revenue	$ 2,111.7	$ 2,018.2	$ 4,226.6	$4,087.8
Management Reimbursement	(84.5)	(76.9)	(166.5)	(157.0)
Revenues excluding management reimbursement	$ 2,027.2	$ 1,941.4	$ 4,060.1	$3,930.8

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	6.2%	6.2%	6.1%	5.9%

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.67	$ 0.69	$ 1.36	$ 1.39
Items impacting comparability, net of taxes	0.19	0.13	0.37	0.23
Adjusted net income per diluted share	$ 0.86	$ 0.82	$ 1.73	$ 1.62
Diluted shares	62.9	63.5	63.1	63.7

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$ 32.3	$ 117.0	$ (73.9)	$ 116.9
Additions to property, plant and equipment	(17.1)	(15.6)	(33.8)	(29.1)
Free cash flow	$ 15.2	$ 101.4	$(107.8)	$ 87.7

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) After communications with the staff of the Securities and Exchange Commission, we have revised the definition of our non-GAAP financial measures—including adjusted net income, adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA margin—to no longer exclude the positive or negative impact of “prior year self-insurance adjustments”. Prior year self-insurance adjustments reflect the net changes to our self-insurance reserves for our general liability, workers’ compensation, automobile, and health insurance programs, related to claims from incidents that occurred in previous years. This definitional change has been applied to our second quarter 2025 results and retroactively to all presented periods to ensure comparability. Of note, the definitional change had no impact in second quarter 2025 results.

(c) Represents acquisition and integration related costs associated with recent acquisitions.

(d) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Three and six months ended April 30, 2025 include a parking tax audit settlement related to prior years.

(f) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2025 and FY2024. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(g) Six months ended April 30 2025 and 2024 include a $0.1 million and a $0.3 million benefit for uncertain tax positions with expiring statues, respectively.